SECOND AMENDMENT
TO CREDIT AGREEMENT
     This Second Amendment to Credit Agreement (“Amendment”), is entered into as of April 24, 2007, by and between LaSalle Bank National Association (the “Lender”) and Telvent Traffic North America Inc., a corporation organized and existing under the laws of the State of Texas (the “Borrower”).
WITNESSETH:
     WHEREAS, the Borrower and the Lender have entered into a Credit Agreement, dated as of May 31, 2006 (as amended, extended, modified or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower and the Lender desire to amend certain provisions of the Credit Agreement to increase the Commitment to Twenty Five Million Dollars ($25,000,000), as set forth under the terms and conditions stated herein;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
2. Amendment.
     (a) Section 2.01 of the Credit Agreement is hereby amended to delete the reference to the number “Twenty Million Dollars ($20,000,000)” appearing on the second and third lines thereof and to replace such reference with the number “Twenty Five Million Dollars ($25,000,000).”
     (b) Exhibit B to the Credit Agreement and is hereby replaced by Exhibit B attached hereto and made a part hereof. After giving effect to this Amendment, all references in the Credit Agreement to the “Note” or terms of like import, shall mean and be references to the Note appearing as Exhibit B attached hereto and made a part hereof.
3. Conditions. This Amendment shall not become effective until:
     (a) This Amendment shall have been executed and delivered by the Borrower and the Lender;
     (b) The Note in the form attached hereto is executed and delivered by the Borrower;
     (c) The Guarantor has executed an Affirmation of Guaranty substantially in the form of Annex 1 to this Amendment;
     (d) Resolutions; Incumbency.

          (1) Copies of the resolutions, powers of attorney or other analogous action of the board of directors, members or other governing body of the Borrower and the Guarantor authorizing the transactions contemplated hereby, certified as of the date hereof by the Secretary, Assistant Secretary or other analogous official of the Borrower and the Guarantor, respectively; and
          (2) A certificate of the Secretary , Assistant Secretary or other analogous official of the Borrower and the Guarantor, certifying the names and true signatures of the officers or other persons of the Borrower and the Guarantor authorized to execute, deliver and perform, as applicable, this Amendment and the Note;
     (e) Organization Documents; Good Standing. Each of the following documents:
          (1) The articles or certificate of incorporation or certificate of formation or other constitutive documents and the bylaws or limited liability company agreements of the Borrower as in effect on the date hereof, certified by the Secretary, Assistant Secretary, or other authorized officer or person of the Borrower as of the Closing Date; and
          (2) A good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation as of a recent date;
     (f) Legal Opinions. The opinions of [Jones Day], counsel to the Borrower and [Jones Day], counsel to the Guarantor addressed to the Lender, in form and substance satisfactory to the Lender and its counsel;
     (g) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
          (1) the representations and warranties contained in Article V of the Credit Agreement are true and correct on and as of such date, as though made on and as of such date;
          (2) no Default or Event of Default exists or would result from the execution, delivery and performance of this Amendment; and
          (3) no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (h) Such other approvals, opinions, documents, financial statements or materials as the Lender may reasonably request.
4. Representations and Warranties. The Borrower represents and warrants to the Lender (which representations and warranties shall become part of the representations and warranties made by the Borrower under the Credit Agreement) that:
     (a) The execution, delivery and performance of this Amendment has been duly authorized by all necessary company action and will not require any consent or approval of its shareholders, violate in any material respect any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;
     (b) No consent, approval or authorization of or declaration or filing with any governmental authority or any non-governmental person or entity, including without limitation, any creditor or partner of the Borrower is required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby and the execution, delivery and performance of this Amendment will not violate the terms of any contract or agreement to which the Borrower is a party;
     (c) The Credit Agreement, as amended pursuant to this Amendment, is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof;
     (d) After giving effect to the Amendment contained herein and effective pursuant hereto, the representations and warranties contained in Article V of the Credit Agreement (other than those made solely in reference to an express date) are true and correct on and as of the Effective Date hereof in the same force and effect as if made on and as of such Effective Date; and
     (e) After giving effect to this Amendment no Event of Default has occurred or exists under the Credit Agreement as of the date hereof.
5. Expenses. The Borrower agrees to pay and save the Lender harmless from liability for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees and expenses of Baker & McKenzie LLP, counsel to the Lender, in connection with the preparation and review of this Amendment and any related documents.
6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois.
7. Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which together shall constitute the same agreement. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Amy Kehoe

Its:	First Vice President

TELVENT TRAFFIC NORTH AMERICA INC.

By:	/s/ Cameron Demcoe

Its:	Corporate Secretary

By:	/s/ Larry Stack

Its:	Vice President

EXHIBIT B

AMENDED AND RESTATED NOTE

$25,000,000
April __, 2007
Chicago, Illinois

     The undersigned, for value received, promises to pay to the order of LaSalle Bank National Association (the “Lender”) at its offices in Chicago, Illinois, the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the date set forth in the Credit Agreement.
     The undersigned further each jointly and severally promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
     This Note evidences indebtedness incurred under, and is subject to the terms and provisions of the Credit Agreement, dated as of May 31, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), between the undersigned and the Lender to which such Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
     This Note replaces and amends and restates in their entirety, all of the terms and conditions contained in that certain Note, dated May 31, 2006, in the original principal amount of Twenty Million Dollars ($20,000,000) payable by the Borrower to the order of the Lender.
     This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

TELVENT TRAFFIC NORTH AMERICA INC.

By:

Title:

Schedule attached to Note
dated April __, 2007
of TELVENT TRAFFIC NORTH AMERICA INC.
payable to the order of LaSalle Bank National Association.

Date and Amount of Loan or of Conversion from another type of Loan	Date and Amount of Repayment or of Conversion into another type of Loan	Interest Period/ Maturity Date	Unpaid Principal Balance	Notation Made by

1. BASE RATE LOANS

2. LIBOR LOANS

ANNEX 1
AFFIRMATION
OF GUARANTY
     Telvent GIT, S.A., a company organized under the laws of the Kingdom of Spain (the “Guarantor”) hereby acknowledges, agrees and affirms the following for the benefit of LaSalle Bank National Association (the “Lender”) in its capacity as the Lender under the Credit Agreement (the “Credit Agreement”), dated May 31, 2006, by and between the Lender and Telvent Traffic North America Inc., a corporation organized and existing under the laws of the State of Texas (the “Borrower”). Capitalized terms appearing herein but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     WHEREAS, pursuant to the Guaranty, dated as of May 31, 2006, entered into by the Guarantor in favor of the Lender (the “Guaranty”), the Guarantor unconditionally guarantees the “Guaranteed Obligations” as defined therein, which include, among other things, certain obligations of the Borrower arising under or described in the Credit Agreement;
     WHEREAS, the Guarantor is familiar with the terms and conditions contained in the Credit Agreement;
     WHEREAS, pursuant to that certain Second Amendment to Credit Agreement (the “Amendment”) the Lender has agreed to increase its Commitment from Twenty Million Dollars ($20,000,000) to Twenty Five Million Dollars ($25,000,000), from which increase the undersigned derives a financial benefit and accordingly the Guarantor desires to reaffirm its obligations under the Guaranty after giving effect to the Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Bank agree as follows:
     1. Reaffirmation After giving effect to the Amendment and the increase to the Commitment contemplated thereby, all of the Guaranteed Obligations under and within the meaning of the Guaranty are hereby unconditionally ratified and affirmed and remain in full force and effect, enforceable against the undersigned in accordance with their terms.

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     2. Miscellaneous This Affirmation shall be governed by and construed in accordance with the internal laws of the State of Illinois. Signatures to this Affirmation may be delivered in counterparts, with the intention that all such counterparts, when taken together, shall constitute one and the same instrument. One or more executed counterparts of this Affirmation may be delivered by facsimile or by e-mail, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof.
     Executed as of April ___, 2007

TELVENT GIT, S.A.

By:

Its:

By:

Its: